EXHIBIT 2.2


                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of October 26, 2005 (this "Agreement"), among Patriot Holding Corp., a Minnesota corporation ("Purchaser"), Patriot Acquisition Corp., a Minnesota corporation ("Sub"), Transport Corporation of America, Inc., a Minnesota corporation ("Seller"), and certain shareholders of Seller whose names appear on Schedule I hereto (each a "Shareholder" and collectively, the "Shareholders").

                              W I T N E S S E T H:

     WHEREAS, Seller, Purchaser and Sub have negotiated an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Sub with and into Seller (as set forth in the Merger Agreement) in exchange for $10.00 per share in cash for all of the issued and outstanding shares of capital stock of Seller (the "Merger");

     WHEREAS, as of the date hereof, each Shareholder beneficially owns (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Exchange Act) the number of shares and/or options to purchase the number of shares of common stock, $0.01 par value per share of Seller (the "Seller Common Stock") set forth opposite such Shareholder's name on Schedule I hereto (all shares owned by such Shareholder from time to time and for which beneficial ownership may hereafter be acquired by such Shareholder prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Shareholder's "Subject Shares");

     WHEREAS, approval of the Merger Agreement by the holders of a majority of the issued and outstanding shares of Seller Common Stock will be required in order to consummate the transactions contemplated by the Merger Agreement;

     WHEREAS, as a condition to the willingness of Purchaser to enter into the Merger Agreement, Purchaser has requested that each Shareholder enter into this Agreement; and

     WHEREAS, in order to induce Purchaser to enter into the Merger Agreement, each Shareholder is willing to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser, Sub, Seller and the Shareholders hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     Certain capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

                                  ARTICLE II.

                                VOTING OF SHARES

     SECTION 2.1. Agreement to Vote. From the date hereof until the termination of this Agreement pursuant to Section 4.1 hereof (the "Term"), at every time as Seller convenes a meeting of, or otherwise seeks a vote of, Seller's shareholders with respect to the following, each Shareholder hereby agrees to vote, or cause to be voted, to the extent not voted by Purchaser as appointed by the Proxy, all of Shareholder's Subject Shares held as of the record date established by Seller for the purposes of determining those shareholders of Seller entitled to vote on such matters (the "Record Date"):

     (a) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

     (b) against approval of any proposal made in opposition to, or in competition with, the Merger and the transactions contemplated by the Merger Agreement; and

     (c) against any actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of Seller to consummate the Merger or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger in accordance with the terms of the Merger Agreement.

Each Shareholder further agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with or violative of the terms of this Section 2.1.

     SECTION 2.2. Proxy; Reliance. Each Shareholder hereby constitutes and appoints Purchaser, acting through each of Van Zandt Hawn and Joseph M. Heinen, each with the power to act alone and with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorneys-in-fact and proxies (its "Proxy"), for and in its name, place and stead, to vote such Shareholder's Subject Shares held as of the Record Date as its Proxy, at every annual, special, adjourned or postponed meeting of the shareholders of Seller called for purposes of considering whether to approve the Merger Agreement or any of the other transactions or matters contemplated by, or directly or indirectly affecting, the Merger Agreement or to execute a written consent of shareholders in lieu of any such meeting. Each Shareholder understands and acknowledges that Purchaser and Sub have entered into the Merger Agreement in reliance upon each Shareholder's execution and delivery of this Agreement. The parties agree that by reason of the Merger Agreement, the Proxy is a proxy coupled with an interest. At Purchaser's request, each Shareholder will perform such further acts and execute such further documents as may be required to vest in Purchaser or its Representatives the sole power to vote Shareholder's Subject Shares with respect to the matters set forth in Section
2.1 during the Term in accordance with the terms of this Agreement.

                  THE FOREGOING PROXY AND POWER OF ATTORNEY ARE
          IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

     SECTION 2.3. Limitation. Each Shareholder shall retain at all times the right to vote such Shareholder's Subject Shares in such Shareholder's sole discretion and without any other limitation on those matters other than those set forth in Section 2.1 that are at any time or from time to time presented for consideration by Seller's shareholders generally.

     SECTION 2.4. Capacity. The parties hereby agree that the Shareholders are executing this Agreement solely in their capacity as shareholders of Seller. Nothing contained in this Agreement shall limit or otherwise affect, in any manner, the conduct or exercise of the Shareholders' fiduciary duties as officers or directors of Seller, where applicable.

     SECTION 2.5. Transfer of Subject Shares. Except as otherwise contemplated by the Merger Agreement, from and after the date of this Agreement until the termination of this Agreement, each Shareholder agrees that it will be the beneficial owner of all of such Shareholder's Subject Shares and will hold such Subject Shares free and clear of all Liens and will not, directly or indirectly, without the prior written consent of Purchaser:

     (a) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other agreement (oral or written) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of such Shareholder's Subject Shares, or any interest therein;

     (b) grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares;

     (c) take any action that would reasonably be expected to have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement or making any representation or warranty of such contained in this Agreement untrue or incorrect;

     (d) enter into any agreement or arrangement providing for any of the actions described in clause (a), (b) or (c) above.

                                  ARTICLE III.

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     Each Shareholder hereby, severally and not jointly, represents and warrants to Purchaser and Sub as follows:

     (a) Schedule I hereto correctly sets forth the number of shares of Seller Common Stock beneficially owned by such Shareholder as of the date of this Agreement, and such Shareholder has good title to all shares of Seller Common Stock set forth below his, her or its name on the signature page hereto free and clear of all Liens.

     (b) Such Shareholder has all requisite legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and when duly and validly executed and delivered by Purchaser and Sub will constitute a valid and binding agreement of such Shareholder, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

                                   ARTICLE IV.

                                  MISCELLANEOUS

     SECTION 4.1. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Merger Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the execution of any amendment to the Merger Agreement that modifies the amount, form or timing of payment of the Merger Consideration in a manner adverse to any Shareholder without the prior written consent of such Shareholder or (iv) the mutual agreement of the parties hereto. In the event this Agreement is terminated, this Agreement shall immediately become void, there shall be no liability under this Agreement on the part of Purchaser, its officers or directors or the Shareholders, and all rights and obligations of the parties to this Agreement shall cease and be of no further legal effect, except that nothing herein shall relieve any party from any liabilities or damages arising out of its material breach of this Agreement.

     SECTION 4.2. Expenses. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     SECTION 4.3. Notice. All notices and other communications given hereunder shall be in writing and shall be deemed given (i) when delivered if delivered personally, (ii) when receipt is acknowledged by an affirmative act of the party receiving notice, if telecopied, or (iii) three business days after being mailed, if mailed by registered or certified mail (return receipt requested). Notices and other communications to the parties will be sent to the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)      if to Purchaser and Sub:

              Patriot Holding Corp.
              3700 Wells Fargo Center
              90 South Seventh Street
              Minneapolis, MN 55402
              Attention:  Van Zandt Hawn
              Facsimile:  (612) 338-2860

              With a copy to:

              Dorsey & Whitney LLP
              50 South Sixth Street, Suite 1500
              Minneapolis, MN 55402
              Attention:  Robert A. Rosenbaum, Esq.
              Facsimile: (612) 340-7800

     (b)      if to Seller:

              Transport Corporation of America, Inc.
              1715 Yankee Doodle Road
              Eagan, Minnesota 55121
              Attention:  Special Committee of the Board of Directors
              Facsimile:  651-994-5728

              With a copy to:

              Robins, Kaplan, Miller & Ciresi L.L.P.
              2800 LaSalle Plaza
              800 LaSalle Avenue
              Minneapolis, Minnesota 55402
              Attention:  John R. Houston, Esq.
              Facsimile:  (612) 339-4181

     (c) if to a Shareholder, at the address set forth below such Shareholder's name on Schedule I hereto.

     SECTION 4.4. Counterparts. This Agreement may be executed via facsimile in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

     SECTION 4.5. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof. Each party submits to the exclusive jurisdiction of the courts of competent jurisdiction in the State of Minnesota in respect of any action or proceeding relating to this Agreement. The parties agree not to raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum.

     SECTION 4.6. Specific Performance. Each Shareholder acknowledges that if such Shareholder fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Purchaser and Sub for which money damages would not be an adequate remedy. In such event, each Shareholder agrees that Purchaser and Sub shall have the right, in addition to any other rights either party may have, to specific performance of this Agreement. Accordingly, if Purchaser and Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Shareholder hereby waives the claim or defense that Purchaser and Sub have an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Shareholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     SECTION 4.7. Maximum Shares Subject to Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as (a) requiring the Shareholders to vote their Subject Shares representing collectively in the aggregate more than 5.3% of the issued and outstanding shares of Seller Common Stock in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement or (b) constituting acceptance by Van Zandt Hawn and Joseph M. Heinen of any Proxy under Section 2.2 above with respect to the Shareholders' Subject Shares representing collectively in the aggregate more than 5.3% of the issued and outstanding shares of Seller Common Stock. In the event that the aggregate number of Subject Shares held by the Shareholders exceeds 5.3% of the issued and outstanding shares of Seller Common Stock, then each Shareholder agrees to vote, or cause to be voted, to the extent not voted by Purchaser as appointed by the Proxy, a Proportionate Share of its Subject Shares in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement. The "Proportionate Share" for each Shareholder shall be equal to the product of (i) the number of shares representing 5.3% of the issued and outstanding shares of Seller Common Stock, multiplied by (ii) the quotient of the number of Subject Shares held by such Shareholder divided by the aggregate number of Subject Shares held by all of the Shareholders.





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                                       6

     IN WITNESS WHEREOF, Purchaser, Sub, Seller and each Shareholder have caused this Agreement to be executed as of the date first written above.



                             PATRIOT HOLDING CORP.


                             By: /s/ Van Zandt Hawn
                                 ------------------------------------
                                  Name:  Van Zandt Hawn
                                  Title: President


                             PATRIOT ACQUISITION CORP.


                             By: /s/ Van Zandt Hawn
                                 ------------------------------------
                                  Name:  Van Zandt Hawn
                                  Title: President


                             TRANSPORT CORPORATION OF
                             AMERICA, INC.


                             By: /s/ Michael J. Paxton
                                 ------------------------------------
                                  Name:  Michael J. Paxton
                                  Title: Chairman, President and
                                         Chief Executive Officer

                             /s/ Anton J. Christianson
                             ----------------------------------------
                             Anton J. Christianson

                             /s/ Thomas R. McBurney
                             ----------------------------------------
                             Thomas R. McBurney

                             /s/ William P. Murnane
                             ----------------------------------------
                             William P. Murnane

                             /s/ Charles M. Osborne
                             ----------------------------------------
                             Charles M. Osborne

                             /s/ Michael J. Paxton
                             ----------------------------------------
                             Michael J. Paxton

                             /s/ Kenneth J. Roering
                             ----------------------------------------
                             Kenneth J. Roering

                             /s/ William D. Slattery
                             ----------------------------------------
                             William D. Slattery

                                   SCHEDULE I
                                   ----------

                                                                            AGGREGATE NUMBER OF SHARES
NAME AND ADDRESS OF                            STOCK OPTIONS EXERCISABLE    OF SELLER COMMON STOCK (ON
SHAREHOLDER             SELLER COMMON STOCK    FOR SELLER COMMON STOCK      A FULLY DILUTED BASIS)
-------------------     -------------------    -------------------------    --------------------------


Anton J. Christianson   34,292                 24,000                       58,292
Thomas R. McBurney      0                      8,000                        8,000
William P. Murnane      0                      16,000                       16,000
Charles M. Osborne      10,000                 8,000                        18,000
Michael J. Paxton       16,211                 310,000                      326,211
Kenneth J. Roering      83,900                 20,000                       103,900
William D. Slattery     24,000                 20,000                       44,000